Exhibit 1.1

AMENDMENT NO. 1 TO THE OPEN MARKET SALE AGREEMENTSM

December 23, 2024

JEFFERIES LLC

520 Madison Avenue

New York, New York 10022

Ladies and Gentlemen:

This Amendment No. 1 to the Open Market Sale AgreementSM (this “Amendment”) is entered into as of the date first written above by aTyr Pharma, Inc., a Delaware corporation (the “Company”), and Jefferies LLC (the “Agent”), who are parties to that certain Open Market Sale AgreementSM, dated April 22, 2022 (the “Original Agreement”) relating to the offering of the Company’s Common Shares.

All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement.

The parties, intending to be legally bound, hereby amend the Original Agreement, as of the date hereof, as follows:

1.
The first paragraph of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“aTyr Pharma, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time through Jefferies LLC, as sales agent and/or principal (the “Agent”), shares of the Company’s common stock, par value $0.001 per share (the “Common Shares”), on the terms set forth in this agreement (this “Agreement”).”

2.
Notwithstanding anything to the contrary in Section 3(d) of the Original Agreement, the Company agrees to pay the fees and disbursements of Agent’s counsel in connection with the execution of this Amendment in an amount not to exceed $50,000.

3.
All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to the “date of this Agreement” or the “date hereof” in the Original Agreement shall continue to refer to the date of the Original Agreement, unless otherwise amended herein and except with respect to the first paragraph of Section 2, Section 2(b) “Compliance with Registration Requirements,” Section 4(f) “Free Writing Prospectuses,” Section 4(p) “Legal Opinions,” Section 4(q) “Comfort Letter,” and Section 8(a) “Press Releases and Disclosure,” where references to the “date of this Agreement” or the “date hereof” in the Original Agreement shall refer to each of the date of the Original Agreement and the date of this Amendment.

The parties, intending to be legally bound, hereby further agree:

This Amendment has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

This Amendment and any claim, controversy or dispute arising under or related to this Amendment shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth in the Original Agreement, as amended by this Amendment, shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

The Original Agreement, as amended by this Amendment, supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Amendment may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.

The invalidity or unenforceability of any section, paragraph or provision of this Amendment shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Amendment is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all such respective counterparts shall together constitute one and the same instrument. This Amendment may be delivered by any party by facsimile, email or other electronic transmission.

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If the foregoing correctly sets forth the understanding among the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours,
ATYR PHARMA, INC.
By:	/s/ Jill M. Broadfoot
Name:	Jill M. Broadfoot
Title:	Chief Financial Officer

[Signature page to Amendment No. 1 to the Open Market Sale AgreementSM]

JEFFERIES LLC
By:	/s/ Michael Magarro
Name:	Michael Magarro
Title:	Managing Director

[Signature page to Amendment No. 1 to the Open Market Sale AgreementSM]